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OPINION AND CONSENT OF SIMPSON THACHER & BARTLETT                  EXHIBIT 5(a)




                                                              September 1, 1999

Joseph E. Seagram & Sons, Inc.
375 Park Avenue
New York, New York 10152

The Seagram Company Ltd.
1430 Peel Street
Montreal, Quebec
Canada H3A 1S9

Ladies and Gentlemen:

                  We have acted as United States counsel to Joseph E. Seagram & Sons, Inc., an Indiana corporation (the "Company"), and to The Seagram Company Ltd., a Canadian corporation (the "Guarantor"), in connection with the Registration Statement on Form S-3 filed by the Company and the Guarantor with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), which Registration Statement also constitutes post-effective amendments to registration statements on Form S-3 (Registration Nos. 333-62921 and 333-4136) (the "Registration Statement"), relating to, among other things, (a) debt securities, which may be either senior or subordinated (the "Debt Securities") and (b) guarantees of the Guarantors to be issued in connection with the Debt Securities (the "Guarantees"). The Debt Securities and the Guarantees are hereinafter referred to collectively as the "Securities." The Securities, as well as the other securities included within the Registration Statement, may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus and pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $1,520,000,000 or the equivalent thereof denominated in one or more foreign currencies or composite currencies.

         The Debt Securities and the Guarantees thereof will be issued under an Indenture (the "Indenture") dated as of September 15, 1991, among the Company, the Guarantor and The Bank of New York, as Trustee (the "Trustee").
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                                      -2-                     September 1, 1999



         We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantor.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         We have also assumed that (1) execution, delivery and performance by the Guarantor of the Indenture and the Debt Securities and the Guarantees do not and will not violate the laws of Canada or any other applicable laws (excepting the laws of the State of New York and the federal laws of the United States) and
(2) execution, delivery and performance by the Guarantor of the Indenture and the Debt Securities and the Guarantees do not and will not constitute a breach or violation of any agreement or instrument which is binding upon the Guarantor. We have further assumed that (1) the Indenture is the valid and legally binding obligation of the Trustee and (2) the Guarantor is validly existing under the laws of Canada.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

         1. With respect to the Debt Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the "Board") and
(b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the
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                                      -3-                     September 1, 1999



applicable Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

         2. With respect to the Guarantees, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board of Directors of the Guarantor, a duly constituted and acting committee of such Board or duly authorized officers of the Guarantor, (b) the due execution, authentication, issuance and delivery of the Debt Securities underlying such Guarantees and (c) the due issuance of such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Guarantees will constitute valid and legally binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms.

         Our opinions set forth in paragraphs 1 and 2 above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing and
(d) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

         Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Indiana, we have relied upon the opinion of Barnes & Thornburg dated the date hereof. Insofar as to the opinions expressed herein relate to the laws of Canada, we have assumed the correctness of the opinion of Goodman Phillips & Vineberg S.E.N.C. dated the date hereof.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States and, to the extent set forth herein, the laws of the State of Indiana.
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         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,



                                        /S/ SIMPSON THACHER & BARTLETT